Exhibit 99.1

ARYx THERAPEUTICS PROVIDES UPDATE ON PRODUCT DEVELOPMENT —REPORTS RESULTS FOR 2007 THIRD QUARTER

FREMONT, California, December 20, 2007 – ARYx Therapeutics, Inc. (NASDAQ: ARYX), a biopharmaceutical company, today provided an update on the development of their products and reported financial results for the three and nine months ended September 30, 2007.

Highlights for the Quarter

The highlights in the development of our products are:

ATI-7505, a prokinetic agent for the treatment of upper and lower gastrointestinal disorders

•                  Our partner Procter & Gamble Pharmaceuticals (P&G) is conducting a standard cardiac safety study under a special protocol assessment with the Food and Drug Administration. The results are expected in the first half of 2008;

•                  P&G is also initiating Phase 2b clinical trials to establish the effectiveness of ATI-7505 in two gastrointestinal disorders. We expect the results from an idiopathic chronic constipation study in the second half of 2008 and the results from a functional dyspepsia study in the first half of 2009.

ATI-5923, an oral anticoagulant for patients who are at high risk of forming life-threatening blood clots

•                  Continued analysis of the results from our Phase 2a trial completed in October further confirms our belief of the drug’s enhanced effectiveness and stability over warfarin;

•                  By the middle of 2008 we expect enrollment will begin in a double-blinded 600 patient Phase 2 trial directly comparing the effects of ATI-5923 against warfarin. Results from this study should be available in the first half of 2009 and will be used as the basis to enter into a collaboration with a large pharmaceutical company for the further development and commercialization of ATI-5923.

ATI-2042, for the treatment of atrial fibrillation

•                  Newly initiated clinical trial sites in Europe and North America have begun enrolling patients in our on-going trial testing ATI-2042 in patients with paroxysmal atrial fibrillation. Results are expected at year-end 2008 and we anticipate should allow us

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

to enter into a collaboration with a large pharmaceutical company for the further development and commercialization of ATI-2042.

ATI-9242, an oral antipsychotic agent for the treatment of certain psychiatric disorders including schizophrenia

•                  We are completing our preclinical work and expect to file an Investigational New Drug Application with the Food and Drug Administration for ATI-9242 in the first half of 2008;

•                  As a result of preliminary discussions with the FDA, we believe the preclinical package we are building will allow us to commence Phase 1 trials in the second half of 2008.

Results of Operations

The net loss attributable to common stockholders for the third quarter of 2007 was $7.3 million compared to $5.0 million for the third quarter of 2006. The net loss attributable to common stockholders for the first nine months of 2007 was $19.5 million compared to $23.0 million for the first nine months of 2006.

Research and development expenses for the three and nine months ended September 30, 2007 were $6.6 million and $17.6 million, respectively, compared to $5.3 million and $20.1 million, respectively, for the same periods in 2006. The increase in research and development expense for the third quarter of 2007 was due primarily to an increase in our clinical and non-clinical development costs related to our ATI-5923 and ATI-9242 development programs, partially offset by lower clinical and pharmaceutical development costs related to our ATI-7505 program. Under our collaboration agreement with P&G that was entered into in June 2006, P&G is responsible for all development costs related to ATI-7505. The decrease in research and development expense for the first nine months in 2007 was due primarily to P&G’s assumption of the ATI-7505 costs beginning in July 2006, partially offset by an increase in clinical development costs related to our ATI-5923 and ATI-2042 development programs as well as increased non-clinical development costs related to our ATI-9242 development program.

Selling, general and administrative expenses for the three and nine months ended September 30, 2007 were $1.9 million and $5.5 million, respectively, compared to $1.6 million and $5.2 million, respectively, for the same periods in 2006. The increase in expense for both periods of 2007 was due primarily to an increase in personnel related costs.

Revenues for the three and nine months ended September 30, 2007 were $1.0 million and $3.2 million, respectively, compared to $1.7 million and $1.7 million, respectively, for the same periods in 2006. The decrease in revenue for the third quarter of 2007 was due primarily to the receipt of a $1.0 million milestone payment from P&G during the third quarter of 2006. The increase in revenue for the first nine months of 2007 was due primarily to our recognition of the upfront license fee received from P&G over an approximate 7.5 year period which began in August 2006.

At September 30, 2007, ARYx had cash, cash equivalents and short-term investments of $27.4 million. Subsequent to the close of the third quarter of 2007, ARYx Therapeutics completed its initial public offering of five million shares of common stock at $10.00 per share. The offering generated net proceeds to the company of approximately $44.0 million, after deducting offering costs and other expenses.

Conference Call

A conference call to discuss third quarter results will be held today at 8:00 a.m. Pacific Time. Members of management will provide an update on our products and discuss our third quarter financial results.

The dial-in information for the call is as follows:

Dial In: 800-884-5695

Dial In (International): 617-786-2960

Passcode: 58792618

Preregistration is not required. This call is also being webcast by Thomson/CCBN and can be accessed at ARYx Therapeutic’s web site at www.aryx.com or through Thomson at www.earnings.com. Replays of the call will be available through January 3, 2008 by dialing 888-286-8010 (617-801-6888 Internationally), passcode 63863158.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design™ technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has three products in Phase 2 clinical trials: ATI-7505 for the treatment of various gastrointestinal disorders, ATI-5923 for the treatment of patients at risk for the formation of dangerous blood clots, and ATI-2042 for the treatment of atrial fibrillation. A fourth product, ATI-9242 for the treatment of schizophrenia and other psychiatric disorders, is in preclinical development.

About ATI-7505

ATI-7505 is our most advanced product designed to enhance upper and lower gastrointestinal motility to treat various GI disorders.  A potent agonist of 5-HT4 receptors which exist throughout the GI tract regulating gastric emptying and the motility of food through the intestines, ATI-7505 is engineered to maintain the efficacy of cisapride, a drug that reached peak sales of $1.0 billion a year prior to being withdrawn from the market in 2000 due to life-threatening cardiac toxicities. However, unlike cisapride, ATI-7505 is not dependent upon a rate-limiting cytochrome P450 enzyme in the liver for metabolism and therefore avoids the build-up of drug levels associated with cisapride’s toxicities. In addition, ATI-7505 is more selective than cisapride having minimal activity on the hERG channel in the heart and virtually no activity at the 5-HT3 or other serotonergic receptors. To date, over 600 patients have been treated with ATI-7505 and intensely monitored for cardiac effects with no cardiac Qt prolongation seen. ATI-7505 was licensed to Procter & Gamble Pharmaceuticals (P&G) in 2006 and is currently in Phase 2b clinical studies.

About ATI-5923

ATI-5923 is modeled on the drug warfarin as an oral anticoagulation therapy for patients who are in danger of forming life-threatening blood clots as a result of atrial fibrillation, valvular heart disease or venous thromboembolism. This represents nearly 3.5 million patients in the United States alone. Patients with implanted mechanical heart valves are also amongst those requiring anticoagulation therapy. ATI-5923, like warfarin, is a selective VKOR, or vitamin K epoxide reductase enzyme and has the same mechanism of anticoagulation action as warfarin. Unlike warfarin, which is dependent upon cytochrome P450 enzymes for metabolism, ATI-5923 avoids drug-drug interactions through its alternative metabolic pathway. We believe the avoidance of cytochrome P450 metabolism will cause the dosing and response to ATI-5923 to be more predictable than with warfarin, avoiding the dangers of over-or-under therapeutic anticoagulation long associated with that therapy.

About ATI-2042

ATI-2042 is modeled on amiodarone, the “gold standard” anti-arrhythmic therapy for the treatment of atrial fibrillation. Approximately 6.4 million people in the United States are diagnosed with AF. No other therapy has demonstrated the efficacy of amiodarone in the treatment of persistent and paroxysmal AF and its avoidance of dangerous proarrhythmic effects. However, amiodarone is dependent upon cytochrome P450 enzymes for metabolism and as a result many of its potentially life-threatening and toxic side effects limit its use. By not depending upon these enzymes for metabolism, ATI-2042 is designed to maintain amiodarone’s unique, balanced pharmacological effect on various ion channels in the heart while avoiding its very slow elimination and resulting side effects. A previously reported Phase 2a trial showed a substantial reduction in AF burden in patients at all tested dose levels of ATI-2042 when compared against baseline.

About ATI-9242

ATI-9242 is a novel atypical antipsychotic therapy whose receptor selectivity has been modeled to replicate the efficacy of clozapine for the treatment of schizophrenia and other psychiatric disorders. In addition, ATI-9242 has been engineered to have an improved effect on the negative symptoms associated with schizophrenia and enhance cognition. By avoiding metabolism through the cytochrome P450 enzymes ATI-9242 is designed to avoid drug-drug interactions. ATI-9242 has been designed to minimize the toxicities associated with metabolic disorders such as weight gain and diabetes often resulting from the use of atypical antipsychotics.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the timing and availability of clinical results, the initiation of new clinical trials, the ability of the company to enter into collaboration agreements, the completion of preclinical work, the ability of preclinical packages to lead to further clinical trials, the ability of a product candidate to be more predictable than currently available therapies regarding dosing and response to treatment, and the ability of a product candidate to avoid the dangers existing in currently available therapies. Words such as “are expected,” “we expect,” “we believe,” “will begin,” “should be available,” “should allow,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Forward-looking statements involve risks and uncertainties. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923 and ATI-2042, the risk that the company may be unable to raise additional capital when needed which would force the company to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for the company’s product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Contact:

David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$16,706	$18,660
Marketable securities	10,696	31,648
Other current assets	1,484	1,103
Total current assets	28,886	51,411
Property and equipment, net	3,816	4,169
Other assets	2,743	1,184
Total assets	$35,445	$56,764

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current liabilities	$6,990	$4,434
Current portion of long-term borrowings	3,448	3,197
Current portion of deferred revenue	3,911	3,896
Total current liabilities	14,349	11,527
Long-term borrowings	4,286	6,679
Deferred revenue	16,563	19,481
Other non-current liabilities	1,877	2,124
Convertible preferred stock	110,679	110,665
Stockholders’ equity (deficit):
Common stock	1	1
Additional paid-in capital and other	2,310	1,450
Accumulated deficit	(114,620)	(95,163)
Total stockholders’ equity (deficit)	(112,309)	(93,712)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$35,445	$56,764

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

ARYx Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Collaboration services	$66	$79	$252	$79
Technology license fees	974	649	2,922	649
Contractual milestone payments	—	1,000	—	1,000
Total revenue	1,040	1,728	3,174	1,728

Costs and expenses:
Cost of collaboration service revenue	66	79	252	79
Research and development	6,586	5,293	17,602	20,142
Selling, general and administrative	1,902	1,640	5,526	5,152
Total costs and expenses	8,554	7,012	23,380	25,373
Loss from operations	(7,514)	(5,284)	(20,206)	(23,645)

Interest income, net of other expenses	505	666	1,684	1,652
Interest expense	(292)	(338)	(935)	(974)
Loss before cumulative effect of change in accounting principle	(7,301)	(4,956)	(19,457)	(22,967)
Cumulative effect of change in accounting principle	—	—	—	(10)
Net loss	$(7,301)	$(4,956)	$(19,457)	$(22,977)

Loss per common share, basic and diluted:
Loss per share before cumulative effect of change in accounting principle	$(6.30)	$(4.83)	$(17.75)	$(22.65)
Per share cumulative effect of change in accounting principle	—	—	—	(0.01)
Net loss per common share	$(6.30)	$(4.83)	$(17.75)	$(22.66)

Weighted average shares used to compute basic and diluted loss per common share	1,158	1,027	1,096	1,014